 Exhibit 1.1

CAESARSTONE LTD.

ARTICLES OF ASSOCIATION

(As last amended on October 30, 2023)

ARTICLES OF ASSOCIATION
of
CAESARSTONE LTD.

INTERPRETATION

1.	In these Articles the following terms shall bear the meanings set opposite to them, unless inconsistent with the subject or context:

T E R M S	M E A N I N G S
Administrative Procedure
A procedure pursuant to chapters H3 (Monetary Sanction of the Securities and Exchange Commission), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent Procedures or Interruption of procedures, under circumstances) to the Securities Law, 5738 – 1968, as amended from time to time.

Articles	These Articles of Association as may be amended from time to time.
Auditor	As defined under the Law.
Board	The Board of Directors of the Company.
Business Day	Sundays to Thursdays, save for public holidays in the State of Israel.
CEO	Chief Executive Officer, also referred to under the Law as the general manager.
Class Meeting	A meeting of the holders of a class of shares.
Chairman	Chairman of the Board.
Company	Caesarstone Ltd.
Companies Regulations	All regulations promulgated from time to time under the Companies Law, as shall be from time to time.
Distribution	As defined under the Law.
External Director Independent Director
As defined under the Law.
As defined under the Law and/or as defined under the applicable corporate governance standards of the Nasdaq Stock Market and the independence requirements of Rule 10A-3 of the U.S Securities Exchange Act of 1934 as amended (in each case, as may be amended or replaced from time to time)

T E R M S	M E A N I N G S
The Law or the Companies Law	The Israeli Companies Law, 5759 – 1999, as the same shall be amended from time to time and any other law that will replace it and the Companies Regulations.
NIS	New Israeli Shekel.
The Office	The registered office of the Company as may be re-located from time to time.
Office Holder	As defined under the Law.
Ordinary Shares	The Company’s Ordinary Shares.
Register	Shareholders Register maintained by or on behalf of the Company including any other branch register(s) as required by law, as the case may be.
Shareholder	As defined under the Law.
Simple Majority
A majority of more than fifty percent (50%) of the votes cast by those Shareholders present and voting at the meeting in person, by proxy or by a voting instrument, not taking into consideration abstaining votes.

Statutes
The Law, the Israeli Companies Ordinance (New Version) 1983, the Securities Law, 5738 – 1968 (the “Securities Law”) and all applicable laws and regulations applicable in any relevant jurisdiction (including without limitation U.S. Federal laws and regulations), and rules of any stock market in which the Company’s shares are registered for trading as shall be in force from time to time and to the extent applicable to the Company.

T E R M S	M E A N I N G S
Tene	Tene Investment In Quartz Surfaces L.P.
Tene Director
A member of the Company’s Board suggested by Tene and nominated by the Shareholders of the Company, in accordance with Section 2.1 to the Letter of Understandings for a Voting Agreement, dated October 21, 2010, by and between the shareholders of the Company as of such date.

Except as otherwise provided above or elsewhere under these Articles, any word or expression mentioned herein shall have the meaning ascribed to them under the Law, and if not applicable, the meaning ascribed to them under the Companies Regulations, and if not applicable, the meaning ascribed to them under the Securities Law, and if not applicable, the meaning ascribed to them under the Securities Regulations promulgated under the Securities Law (herein the “Securities Regulations”), and if not applicable, the meaning ascribed to them under any other applicable law – in all cases if the meaning set forth therein does not contradict the purpose or the context of the relevant provision.

2.
Words importing the singular shall include the plural, and vice-versa. Words importing the masculine gender shall include the feminine gender; and words importing persons shall include corporate bodies.

3.
The specific provisions of these Articles supersede the provisions of any of the applicable Statutes to the extent permitted by Statute.  Any provision or part thereof of these Articles, prohibited by applicable law, shall be ineffective, without invalidating any other part of these Articles.

NAME OF THE COMPANY

4.	The name of the Company is Caesarstone Ltd.

PURPOSE

5.	The Company may engage in any lawful business.

PUBLIC COMPANY

6.	The Company is a public company as such term is defined in the Companies Law.

LIMITED LIABILITY

7.
The liability of each of the Company’s Shareholders for the Company’s debts is limited to the full payment of the nominal value (subject to section 304 of the Law) of the shares in the Company held by such Shareholder and which remains unpaid, and only to that amount.  If at any time the Company shall issue shares with no nominal value, the liability of the Shareholders shall be limited to the payment of the amount which the Shareholders should have paid the Company in respect of each share in accordance with the conditions of such issuance.

CAPITAL, SHARES AND RIGHTS

8.	The registered share capital of the Company consists of 200,000,000 Ordinary Shares each of NIS 0.04 par value.
9.	All issued and outstanding shares of the Company are of the same class and are of equal rights between them for all intents and purposes concerning the rights set forth below.
10.
Each issued Ordinary Share entitles its holder to the rights as described below:

10.1 The equal right to participate in and vote at the Company’s general meetings, whether ordinary meetings or special meetings, and each of the shares in the Company shall entitle the holder thereof, who is present at the meeting and participating in the vote, whether in person, by proxy, or by a voting instrument, to one vote.

10.2 The equal right to participate in any Distribution.

10.3 The equal right to participate in the Distribution of assets available for Distribution in the event of liquidation of the Company.

11. 12.
If two or more persons are registered as joint holders of any shares, any one of such persons may give effectual receipts for any dividend or other monies in respect of such share and his or her confirmation will bind all holders of such share.
Any payment for a share shall be initially credited against the par value of said share and any excess amount shall be credited as a premium for said share, unless determined otherwise in the conditions of the allocation.

13.
A Shareholder shall not be entitled to rights as a Shareholder with respect to a share held by him, including the right to any Distribution, unless said Shareholder fully paid all sums in accordance with the conditions of the issuance of such a share, including interest, linkage and expenses, if any, and all unless otherwise determined by the Board.

CALLS ON SHARES

14.
Subject to the terms of issuance, the Board may make calls on the Shareholders in respect of any moneys unpaid on their shares (whether in respect of nominal amount (subject to section 304 of the Law)) and each Shareholder shall (subject to his receiving at least fourteen days’ notice specifying when and where payment is to be made) pay to the Company as required by the notice the amount called on his shares. A call may be revoked or postponed as the Board may decide.

15.	Any call may be made payable in one sum or by installments and shall be deemed to be made at the time when the resolution of the Board authorizing that call is passed.
16.	A person on whom a call is made shall remain liable for it notwithstanding the subsequent transfer of the share in respect of which the call is made.
17.	The joint holders of a share shall be jointly and severally liable for the payment of all calls in respect of that share.
18.
If a call is not paid before or on the due date for payment, the person from whom it is due shall pay interest on the amount unpaid from the due date for payment to the date of actual payment at such rate as the Board may decide, but the Board may waive payment of the interest, wholly or in part.

19.
A sum which by the terms of allotment of a share is payable on allotment, or at a fixed time, or by installments at fixed times, shall for all purposes of these Articles be deemed to be a call duly made and payable on the date or dates fixed for payment and, in case of non-payment, the provisions of these Articles shall apply as if that sum had become payable by virtue of a call.

20.	On any issue of shares the Board may make arrangements for a difference between the Shareholders in the amounts and times of payment of calls on their shares.
21.
The Board may, if it thinks fit, receive all or any part of the moneys payable on a share beyond the sum actually called up on it if the holder is willing to make payment in advance and, on any moneys so paid in advance, may (until they would otherwise be due) pay interest at such rate as may be agreed between the Board and the Shareholder paying the sum in advance all subject to any applicable statute.

FORFEITURE AND SURRENDER

22.
If any Shareholder fails to pay an amount payable by virtue of a call, or interest thereon as provided for in accordance herewith, on or before the day fixed for payment of the same, the Board, may at any time after the day fixed for such payment, so long as such amount (or any portion thereof) or interest thereon (or any portion thereof) remains unpaid, forfeit all or any of the shares in respect of which such payment was called for. All expenses incurred by the Company in attempting to collect any such amount or interest thereon, including, without limitation, attorneys’ fees and costs of legal proceedings, shall be added to, and shall, for all purposes (including the accrual of interest thereon), constitute a part of, the amount payable to the Company in respect of such call.

23.
Upon the adoption of a resolution as to the forfeiture of a Shareholder’s share, the Board shall cause notice thereof to be given to such Shareholder, which notice shall state that, in the event of the failure to pay the entire amount so payable by a date specified in the notice (which date shall be not less than fourteen (14) days after the date such notice is given and which may be extended by the Board), such shares shall be ipso facto forfeited, provided, however, that, prior to such date, the Board may nullify such resolution of forfeiture, but no such nullification shall stop the Board from adopting a further resolution of forfeiture in respect of the non-payment of the same amount.

24.
Without derogating from any other provision under these Articles, whenever shares are forfeited as herein provided, all dividends, if any, theretofore declared in respect thereof and not actually paid shall be deemed to have been forfeited at the same time.

25.	The Company, by resolution of the Board, may accept the voluntary surrender of any share.
26.
Any share forfeited or surrendered as provided herein shall become the property of the Company, and the same, subject to the provisions of these Articles, may be sold, re-allotted or otherwise disposed of as the Board deems fit.

27.
Any Shareholder whose shares have been forfeited or surrendered shall cease to be a Shareholder in respect of the forfeited or surrendered shares, and shall return all relevant share certificates to the Company immediately. However, such Shareholder shall, notwithstanding, be liable to pay, and shall forthwith pay, to the Company all calls, interest and expenses owing upon or in respect of such shares at the time of forfeiture or surrender, together with interest thereon from the time of forfeiture or surrender until actual payment, and the Board, in its discretion, may, but shall not be obligated to, enforce the payment of such moneys, or any part thereof. In the event of such forfeiture or surrender, the Company, by resolution of the Board, may accelerate the date(s) of payment of any or all amounts then owing to the Company by the Shareholder in question (but not yet due) in respect of all shares owned by such Shareholder, solely or jointly with another.

28.
The Board of Directors may at any time, before any share so forfeited or surrendered shall have been sold, re-allotted or otherwise disposed of, nullify the forfeiture or surrender on such conditions as it deems fit, but no such nullification shall stop the Board from re-exercising its powers of forfeiture pursuant to this Article 28.

SHARE CERTIFICATES

29.
A Shareholder who is registered in the Register is entitled to receive from the Company, without payment and at such shareholder’s request, within a period of three months after the issuance or registration of the Shares, one share certificate with respect to all the shares registered in his name, which shall specify the aggregate number of the shares held by such Shareholder.  In the event of a jointly held share, the Company shall issue (at such request) one share certificate for all the joint holders of the share, and the delivery of such certificate to one of the joint holders shall be deemed to be delivery to all of them.  Every certificate shall bear the Company’s seal and be signed by two Office Holders of the Company, or one director and the Company’s secretary or by any other person appointed by the Board for such purpose.

30.
The Company may issue un-certificated shares, provided however, that each holder of shares shall be entitled to one numbered certificate for all the shares of any class registered in his name, and if reasonably requested by such holder, to several certificates, each for one or more of such shares.

31.
The Company may issue a new certificate in lieu of a certificate that was issued and was lost, defaced, or destroyed, on the basis of such proof and guarantees as the Company may require, and after payment of an amount that shall be prescribed by the Company, and the Company may also replace existing certificates with new certificates, free of charge, subject to such conditions as the Company shall stipulate.

REGISTERED HOLDER

32.
Except as otherwise provided in these Articles, the Company shall treat the registered holder of any share as the absolute owner thereof, and, accordingly, shall not, except as ordered by a court of competent jurisdiction, or as required by statute, be bound to recognize any equitable or other claim to, or interest in such share on the part of any other person.

33.
To the extent required by the Law, a trustee must inform the Company of the fact that such trustee is holding shares of the Company in trust for another person at such time as may be required by the Law. The Company shall register that fact in the Register in respect of such shares. The trustee shall be considered a share holder for the purposes of the Companies law.

TRANSFER OF SHARES

34.	Subject to the Statutes, and subject to any applicable agreements or undertakings of any specific Shareholder, the shares shall be freely transferable.
35.
Transfer of registered shares shall be made in writing or any other manner, in a form specified by the Board or the transfer agent appointed by the Company, and such transfer form should be signed by both the transferee and the transferor and delivered to the Office or to such transfer agent, together with the certificates of the shares due to be transferred, if such certificates have been issued. The transferee shall be deemed to be the Shareholder with respect to the transferred shares only from the date of registration of his name in the Register.

36.
The Board may, in its absolute discretion and without giving any reason for its decision, refuse to register any transfer of a share not fully paid up or any transfer of a share on which the Company has a lien provided always that the refusal is not such as to prevent trading of the shares in any stock exchange.

37.	If the Board refuses to register a transfer of a share, it shall within two weeks after the date on which the transfer was lodged send to the transferee notice of the refusal.
38.
The Board may close the Register and suspend the registration of transfers for such period of time as the Board shall deem fit, provided that the period of closure of any such book shall not exceed 30 days each year. The Company shall notify the Shareholders of such decision.

TRANSMISSION OF SHARES

39.
In the case of the death, liquidation, bankruptcy, dissolution, winding-up or a similar occurrence of a Shareholder, the legal successors of such Shareholder shall be the only persons recognized by the Company as having any title to such shares, but nothing herein contained shall release the estate of the predecessor from any liability in respect of such shares.

40.
The legal successors may, upon producing such evidence of title as the Board shall require, be registered themselves as holders of the shares, or subject to the provisions as to transfers herein contained, transfer the same to some other person.

ALTERATIONS OF THE REGISTERED CAPITAL

41.	(a) Subject to the Statutes, a general meeting of Shareholders may from time to time resolve to:

(1)
Alter or add classes of shares that shall constitute the Company’s authorized capital, including shares with preference rights, deferred rights, conversion rights or any other special rights or limitations.

(2)	Increase the Company’s registered share capital by creating new shares either of an existing class or of a new class.

(3)	Consolidate and/or split all or any of its share capital into shares of larger or smaller par value than the existing shares.

(4)	Cancel any registered shares not yet allocated, provided that the Company has made no commitment to allocate such shares.

(5)	Reduce the Company’s share capital and any reserved fund for redemption of capital.

(b) In executing any resolution adopted according to Article 41(a) above, the Board may, at its discretion and subject to the provisions of applicable Statutes, resolve any related issues.

(c)
If as a result of a consolidation or split of shares authorized under these Articles, fractions of a share will stand to the credit of any Shareholder, the Board is authorized at its discretion, to act in any manner it deems fit, including:

(1)
Determine that fractions of shares that do not entitle their owners to a whole share, will be sold by the Company and that the consideration for the sale be paid to the beneficiaries, on terms the Board may determine;

(2)
Allot to every Shareholder, who holds a fraction of a share resulting from a consolidation and/or split, shares of the class that existed prior to the consolidation and/or split, in a quantity that, when consolidated with the fraction, will constitute a whole share, and such allotment will be considered valid immediately prior to the consolidation or split;

(3)	Determine the manner for paying the amounts to be paid for shares allotted in accordance with Article 41(c)(2) above, including on account of bonus shares; and/or

(4)
Determine that the owners of fractions of shares will not be entitled to receive a whole Share in respect of a share fraction or that they may receive a whole Share with a different par value than that of the fraction of a share.

42.
Except as otherwise provided by or pursuant to these Articles or by the conditions of issue, any new share capital shall be considered as part of the original share capital, and shall be subject to the same provisions of these Articles with reference to payment of calls, lien, transfer, transmission, forfeiture and otherwise, which applies to the original share capital.

MODIFICATION OF CLASS RIGHTS

43.
If at any time the share capital is divided into different classes of shares, any change to the rights and privileges of the holders of any such class of shares shall require the approval of a Class Meeting of such class of shares by a Simple Majority (unless otherwise provided by the Statutes or by the terms of issue of the shares of that class).

44.
The rights and privileges of the holders of any class of shares shall not be deemed to have been altered by creating or issuing shares of any class, including a new class (unless otherwise provided by the terms of issue of the shares of that class).

BORROWING POWERS

45.
The Company may, by resolution of the Board, from time to time, raise or borrow or secure the payment of any sum or sums of money for the purposes of the Company. The Company, by resolution of the Board, may also raise or secure the payment or repayment of such sum or sums in such manner and upon such terms and conditions in all respects as it deems fit, and in particular by the issue of debentures or debenture stock of the Company charged upon all or any part of the property of the Company (both present and future) including its unissued and/or its uncalled capital for the time being.

GENERAL MEETINGS

46.
(a)     Annual general meetings shall be held at least once every calendar year in Israel at such exact place and time as determined by the Board, but not later than fifteen (15) months after the last annual general meeting. Such annual general meetings shall be called “Annual Meetings” and all other general meetings of the Company shall be called “Special Meetings”.

(b)	The Annual Meeting shall be convened in order to pass resolutions on the following matters:

(1)	The election or re-election of directors and the termination of their office;

(2)	The appointment of the Auditor or the renewal of its office and the authorization of the Board to determine its remuneration.

(3)	Any other business required pursuant to these Articles or the Law, and any other matter as shall be determined by the Board.

(c)	The financial statements shall be presented at the Annual Meeting in addition to the Board’s report and shareholders shall receive an update regarding the Auditor’s remuneration for the past year.

47.
The Board may convene a Special Meeting in accordance with the Companies Law, and is required to convene a Special Meeting should it receive a request, in writing, from a person or persons entitled, under the Companies Law, to demand such meeting under applicable law.

Any request from a Shareholder for convening a Special Meeting must specify the purposes for which the meeting is to be called, shall be signed by the persons requesting the meeting, and shall be delivered to the Company’s registered offices.

48.
In addition, subject to the Law, one or more shareholders holding not less than 1% of the voting rights at the General Meeting (the “Proposing Shareholder(s)”) may request, subject to the Companies Law, that Board include a subject on the agenda of a General Meeting to be convened in the future, provided that the Board determines that the matter is appropriate to be considered in a general meeting (a “Proposal Request”). In order for the Board to consider a Proposal Request and whether to include the matter stated therein in the agenda of a general meeting, notice of the Proposal Request must be timely delivered in accordance with applicable laws, and the Proposal Request must comply with the requirement of these Articles (including this Article 48) and any applicable law and stock exchange rules and regulations. The Proposal Request must be in writing, signed by all of the Proposing Shareholder(s) making such request, delivered, either in person or by certified mail, postage prepaid, and received by the Corporate Secretary (or, in the absence thereof by the Chief Executive Officer of the Company). To be considered timely, a Proposal Request must be received within the time periods prescribed by applicable law. The announcement of an adjournment or postponement of a general meeting shall not commence a new time period (or extend any time period) for the delivery of a Proposal Request as described above. In addition to any information required to be included in accordance with applicable law, the Proposal Request must include the following:: (a) the name and address of the Proposing Shareholder (or each Proposing Shareholder, as the case may be) and, if an entity, the name(s) of the person(s) that controls or manages such entity; (b) the number of Shares held by the Proposing Shareholder(s), directly or indirectly (and, if any of such Shares are held indirectly, an explanation of how they are held and by whom), which shall be in such number no less than as is required to qualify as a Proposing Shareholder, accompanied by evidence satisfactory to the Company of the record holding of such Shares by the Proposing Shareholder(s) as of the date of the Proposal Request, and a representation that the Proposing Shareholder(s) intends to appear in person or by proxy at the meeting; (c) a description of all arrangements or understandings between the Proposing Shareholders and any other person or persons (naming such person or persons) in connection with the subject which is requested to be included in the agenda; (d) a declaration that all the information that is required under the Law and any other applicable law and stock exchange rules and regulations to be provided to the Company in connection with such subject, if any, has been provided; (e) a description of all Derivative Transactions (as defined below) by each Proposing Shareholder(s) during the previous twelve (12) month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions; and (f) the matter requested to be included on the agenda of a general meeting, all information related to such matter, the reason that such matter is proposed to be brought before the general meeting, the complete text of the resolution that the Proposing Shareholder proposes to be voted upon at the general meeting and, if the Proposing Shareholder wishes to have a position statement in support of the Proposal Request, a copy of such position statement that complies with the requirement of any applicable law (if any). In addition, if such subject includes a nomination to the Board in accordance with the Articles, the request shall also set forth the consent of each nominee to serve as a director of the Company if so elected and a declaration signed by each nominee declaring that such nominee meets the requirements of the Law for the appointment of such nominee.  Furthermore, the Board, may, in its discretion to the extent it deems necessary, request that the Proposing Shareholders making the request provide additional information necessary so as to include a subject in the agenda of a General Meeting, as the Board may reasonably require.

A “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proposing Shareholder or any of its affiliates or associates, whether of record or beneficial: (1) the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the Company, (2) which otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the Company, (3) the effect or intent of which is to mitigate loss, manage risk or benefit of security value or price changes, or (4) which provides the right to vote or increase or decrease the voting power of, such Proposing Shareholder, or any of its affiliates or associates, with respect to any shares or other securities of the Company, which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proposing Shareholder in the securities of the Company held by any general or limited partnership, or any limited liability company, of which such Proposing Shareholder is, directly or indirectly, a general partner or managing member.

The information required pursuant to this Article 48 shall be updated as of (i) the record date of the general meeting, (ii) five business days before the general meeting, and (iii) as of the general meeting, and any adjournment or postponement thereof.

The provisions of this Article 48 shall apply, mutatis mutandis, to any matter to be included on the agenda of a general meeting which is convened pursuant to a request of a Shareholder duly delivered to the Company in accordance with the Companies Law and Article 47.

Notwithstanding anything to the contrary herein, this Article 48 may only be amended, replaced or suspended by a resolution adopted at a general meeting by a majority of at least 65% of the total voting power of the Shareholders.

49.	Subject to applicable law, the Board shall determine the agenda of any General Meeting.

Notice of General Meetings

50.	Unless it is compulsory by the Law, Statutes or these Articles, the Company shall not give its registered shareholders notice of a general meeting.

PROCEEDINGS AT GENERAL MEETINGS

Quorum

51.
No business shall be transacted at any General Meeting of the Company unless a quorum of Shareholders is present at the opening of the meeting.

 In the absence of contrary provisions in these Articles, the requisite quorum for any general meeting shall be two or more Shareholders (not in default in payment of any sum referred to in Articles 14 - 21 hereof), present in person or by proxy and holding shares conferring in the aggregate at least thirty- three and one-third percent (33⅓%) of the voting power of the Company, provided, however, that if (i) such general meeting was initiated by and convened pursuant to a resolution adopted by the Board and (ii) at the time of such general meeting the Company is qualified to use the forms of a “foreign private issuer” under US securities laws, then the requisite quorum shall be two or more Shareholders (not in default in payment of any sum referred to in Articles 14 - 21 hereof) present in person or by proxy and holding Shares conferring in the aggregate at least twenty-five percent (25%) of the voting power of the Company, shall constitute a quorum of general meetings. A proxy may be deemed to be two (2) or more Shareholders pursuant to the number of Shareholders represented by the proxy holder.

52.
If within half an hour from the time appointed for the holding of a general meeting a quorum is not present, the General Meeting shall stand adjourned one week thereafter at the same time and place (“Adjourned Meeting”), and the Company shall not be obligated to give notice to the Shareholders of the Adjourned Meeting, or to such other day, time and place as the Board may decide, if so specified in the notice of the general meeting.  At such Adjourned Meeting, any number of Shareholders shall constitute a quorum for the business for which the original meeting was called. No business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting as originally called. At such adjourned meeting, if the original meeting was convened upon request under Section 63 of the Companies Law, one or more shareholders, present in person or by proxy, and holding the number of shares required for making such request, shall constitute a quorum, but in any other case any shareholder (not in default as aforesaid) present in person or by proxy, shall constitute a quorum.

Chairman of the General Meeting

53.
The Chairman shall preside as the chairman at every General Meeting. However, if there is no such Chairman or if at any meeting the Chairman is not present within fifteen (15) minutes after the time appointed, or is unwilling to act as Chairman, then the Board members present at the meeting shall choose one of the Board members as Chairman of the General Meeting and if they shall not do so then the Shareholders present shall choose a Board member, or if no Board member is present or if all the Board members present decline to take the chair, they shall choose any other person present to be Chairman of the General Meeting.

54.
The Chairman may, with the consent of a General Meeting at which a quorum is present, and shall, if so directed by the General Meeting, adjourn any meeting, discussion or the resolution with respect to a matter that is on the agenda, from time to time and from place to place as the meeting shall determine. Except as may be required by the Law, no Shareholder shall be entitled to any notice of an adjournment or of the business to be transacted at an Adjourned Meeting. No business shall be transacted at any Adjourned Meeting other than the business which might have been transacted at the General Meeting from which the adjournment took place.

55.
A vote in respect of the election of the Chairman of the General Meeting or regarding a resolution to adjourn the General Meeting shall be carried out immediately. All other matters shall be voted upon during the General Meeting at such time and order as decided by the Chairman.

VOTE OF SHAREHOLDERS

56.
All resolutions proposed at any general meeting will require a Simple Majority, unless otherwise required by the Statutes or these Articles. Except as otherwise required by the Statues or these Articles, alteration or amendment of these Articles shall require a Simple Majority.

57.
A declaration by the Chairman of the General Meeting that a resolution has been carried, or has been carried unanimously or by a particular majority, or rejected, or not carried by a particular majority as well as an entry to that effect in the minutes of the General Meeting shall be prima facie evidence thereof.

58.	The Chairman of the General Meeting will not have an additional and/or a casting vote. If the vote is tied with regard to a certain proposed resolution such proposal shall be deemed rejected.
59.
If two or more persons are registered as joint holders of any share, the vote of the senior one who tenders a vote, whether in person or by proxy or by a voting instrument, shall be accepted to the exclusion of the votes of the other registered holders of the share, and for this purpose, seniority shall be determined by the order in which the names of the joint holders stand in the Register.

60.	Shareholders may vote at shareholders meetings either in person, by proxy or, by a voting instrument. A proxy need not be a Shareholder of the Company.
61.
The instrument appointing a proxy shall be in writing duly signed by the appointer or his attorney-in-fact duly authorized in writing. A corporate entity shall vote by a representative duly appointed in writing by such entity.

Any instrument appointing a proxy or a representative of a corporate entity (whether for a specified meeting or otherwise) shall be substantially in the following form and at any rate in a form satisfactory to the Company.  Such instrument shall be duly signed by the appointer or his duly authorized attorney or, if such appointer is a company or other corporate body, under its common seal, stamp or printed name or the hand of its duly authorized agent(s) or attorney(s).

“I _________________ (Name of Shareholder) of ____________ (Address of Shareholder) being a shareholder of Caesarstone Ltd., hereby appoint __________ as my proxy to vote for me and on my behalf at the General Meeting of the Company to be held on the ____ day of __________, 20__ and at any Adjourned Meeting(s) thereof.

Signed this ____ day of ______________, 20___.

______________________

(Signature of Appointer)”

62.
Unless otherwise determined by the Board, the instrument of appointment must be submitted to the Office no later than 48 hours prior to the first general meeting to be attended by such proxy or representative. Notwithstanding the above, the chairman of the meeting shall have the right to waive the time requirement provided above with respect to all instruments of appointment and to accept any and all instruments of appointment until the beginning of a general meeting. The instrument of appointment shall automatically terminate and cease to be of any force or effect on the anniversary (12 months) of the date of the instrument of appointment, unless such instrument sets out a different expiry date.

63.
A proxy may be appointed in respect of all or some of the shares held by a Shareholder, and a Shareholder may appoint more than one proxy but not more than three proxies on a person’s behalf, each empowered to vote by virtue of a portion of the shares held by such Shareholder.

64.
A Shareholder being of unsound mind or pronounced to be unfit to vote by a competent court of law may vote through a legally appointed guardian or any other representative appointed by a court of law to vote on behalf of such Shareholder.

65.
A Shareholder entitled to vote may signify in writing his approval of, or dissent from, or may abstain from any resolution included in a voting instrument furnished by the Company. A voting instrument may include resolutions pertaining to such issues which are permitted to be included in a voting instrument according to the Statutes, and such other issues which the Board may decide, in a certain instance or in general, to allow voting through a voting instrument. A Shareholder voting through a voting instrument shall be taken into account in determining the presence of a quorum as if such Shareholder is present at the meeting.

66.	The Chairman of the General Meeting shall be responsible for recording the minutes of the General Meeting and any resolution adopted.
67.	The provisions of these Articles relating to General Meetings shall apply, mutatis mutandis, to Class Meetings.

DIRECTORS

Powers, Number of Directors, Composition & Election

68.
The Board shall have and execute all powers and/or responsibilities allocated to the Board by the Statutes and these Articles, including setting the Company’s policies and supervision over the execution of the powers and responsibilities of the Chief Executive Officer, including the nomination and termination of the Chief Executive Officer, subject to the provisions of the Statutes. The Board may execute any power of the Company that is not specifically allocated by the Statutes or by these Articles to another organ of the Company.

69.
70.
The number of directors on the Board shall be no less than seven (7) but no more than eleven (11), as determined from time to time by the Board, and, to the extent required by the Companies Law, shall include at least two External Directors. Subject to any applicable law, in a resolution approved by a majority of at least 65% of the total voting power of the Company’s shareholders, the General Meeting is entitled, at any time and from time to time to change the minimum and or maximum number of directors as stated above.

71.
Directors shall be elected at the Annual Meeting by a Simple Majority, other than the External Directors, which will be elected or removed pursuant to the Law and shall be governed by all the relevant provisions of the Law which apply to External Directors.

72.
The Board may at any time and from time to time appoint any person as a Director to fill a vacancy (whether such vacancy is due to a Director no longer serving or due to the number of Directors serving being less than the number determined by the Board under Article 70 hereof). In the event of one or more such vacancies in the Board, the continuing Directors may continue to act in every matter, provided, however, that if the number less than the minimum number provided for pursuant to Article 70 hereof, they may only act in an emergency or to fill the office of director which has become vacant up to a number equal to the minimum number provided for pursuant to Article 70 hereof, or in order to call a general meeting of the Company for the purpose of electing Directors to fill any or all vacancies. The office of a Director that was appointed by the Board to fill any vacancy shall only be for the remaining period of time during which the Director whose service has ended was filled would have held office. Notwithstanding anything to the contrary herein, this Article 72 may only be amended, replaced or suspended by a resolution adopted at a general meeting by a majority of at least 65% of the total voting power of the Company’s shareholders.

73.	(a) A general meeting may remove a director from office prior to the expiry of his or her term in office (“Removed Director”), as described below:

1.	By a Simple Majority vote (except for External Directors – who may be dismissed only as set forth under the Law); or

2.
By a Simple Majority vote with respect to any director that violates a prudence duty or a fiduciary duty to the Company, provided that the Removed Director shall be given a reasonable opportunity to state his or her case before the general meeting.

(b) Should a director have been removed from office as set forth in subsection (a) above, the General Meeting shall be entitled, in the same session, to elect another director in his or her stead. Should it fail to do so, the Board shall be entitled to do so, pursuant to the provisions of Article 72 above.

(c) Any director who shall have been appointed by way of a resolution as stated in subsection (b) above shall serve in office for the period remaining of the term in office of the Removed Director and shall be qualified to be re-elected.

74.
The term of office of a director shall commence or shall cease, as the case may be: (i) on the closing of the Annual Meeting appointing or removing such Director as applicable, (ii) on the date of such director’s election by the general meeting pursuant to Article 73 (b) above, or (iii) on the date determined by the Board if such director is appointed pursuant to Article 72, or such other date determined by the Board if authorized pursuant to a resolution of the general meeting.

75.

Chairman of the Board

76.
The Board shall appoint one of its members to serve as the Chairman and may replace the Chairman from time to time, by a Simple Majority resolution of the members of the Board. The Chairman shall preside at meetings of the Board, but if at any meeting the Chairman is not present within fifteen (15) minutes after the time appointed for holding the meeting, the present directors shall choose a present director to be chairman of such meeting.

PROCEEDINGS OF THE DIRECTORS

77.
The directors shall meet together for the dispatch of business, adjourn and otherwise regulate their meetings as they deem fit, subject to the Law and these Articles.

A written notice of any meeting of the Board shall specify the time and place the meeting shall take place, as well as a reasonable account of the matters to be discussed at such meeting, and shall be given to all directors a reasonable time before the meeting, unless the majority of Board members agree to conduct the meeting without such notice and only in urgent events.

Quorum

78.
No business shall be transacted at any meeting of the Board unless a quorum of directors is present when a meeting is called to order. A quorum shall be deemed to exist when there are present personally or represented by an alternate director at least a majority of the directors then in office.

If a quorum is not present at the meeting of the Board within half an hour after the time scheduled for the meeting, the meeting may be adjourned to another time as shall be decided by the Chairman, or in his absence, the directors present at the meeting (“Adjourned Meeting”), provided that notice of twenty four (24) hours (or such shorter notice as all the directors may agree) in advance shall be given to all the directors of the time of the Adjourned Meeting. The directors may waive the necessity of such notice either beforehand or retrospectively. The quorum for the commencement of the Adjourned Meeting shall be three members of the Board.

Methods of Attending Meetings

79.
Some or all of the directors may attend meetings of the Board through computer network, telephone or any other media of communication, enabling the directors to communicate with each other simultaneously, in the deemed presence of all of them, provided that due prior notice detailing the time and manner of holding a given meeting is served upon all the directors. The directors may waive the necessity of such notice either beforehand or retrospectively.

Any resolution adopted by the Board in such a meeting, pursuant to the provisions of these Articles, will be recorded in writing (or by other means) and signed by the Chairman (or in his absence by the chairman of the meeting or by another director that was authorized by the board to sign on such minute or resolution), and shall be valid as if adopted at a meeting of the Board duly convened and held.

80.
The Board may adopt resolutions in writing (i.e., without actually convening), provided that all the directors then in office entitled to participate in a discussion and vote on a matter brought for resolution have agreed to a resolution without actually convening (in writing, by letter, facsimile, electronic mail or otherwise). A resolution adopted by the Board without actually convening shall require the approval of all the members of the Board entitled to vote thereon and thus approved, shall be deemed to have been adopted by a meeting of the Board duly convened and held.

In case such resolutions were passed, as aforesaid, the Chairman shall write the resolutions protocol and indicate specifically that it was agreed upon by all directors in writing, orally or by other means of media. Any such resolution without actually convening may consist of several counterparts, each signed by one or more directors. Such resolution without actually convening, if in writing, shall be effective as of the last date appearing on the resolution, or if the resolution is signed in two or more counterparts, as of the last date appearing on the counterparts.

81.
While exercising his/her voting right, each director shall have one vote. Resolutions of the Board will be decided by a simple majority of the directors present and voting, not taking into consideration abstaining votes, except as otherwise specifically provided in these Articles, by the Statutes or by the Company’s Compensation Policy, as adopted pursuant to the provisions of Section 267A of the Law. In the event the vote is tied, the Chairman of the Board shall not have a second or casting vote, and such resolution shall be deemed rejected.

Alternate Director

82.
Subject to the Law, a director shall be entitled at any time and from time to time to appoint in writing any person who is qualified to serve as a director, to act as such director alternate and to terminate the appointment of such person. The appointment of an alternate director shall be subject to the consent of the Board. The appointment of an alternate director does not negate the responsibility of the appointing director and such responsibility shall continue to apply to such appointing director – taking into account the circumstances of the appointment.

Alternate directors shall be entitled, while holding office, to receive notices of meetings of the Board and to attend and vote as a director at any meetings at which the appointing director is not present and generally to exercise all the powers, rights, duties and authorities and to perform all functions of the appointing director.

The document appointing an alternate director must be submitted to the Chairman at least 48 hours before the opening of the first Board meeting to be attended by such alternate director. Notwithstanding the above, the Chairman shall have the right to waive the time requirement provided above with respect to a document appointing an alternate director and to accept a document appointing an alternate director until the beginning of the opening of the first Board meeting to be attended by such alternate director.

Committees

83.
The Board may establish committees by a vote of the majority Board members and appoint members of the Board to serve in these committees subject to the Statutes. A resolution passed or an act done by such a committee pursuant to an authority granted to such committee by the Board shall be treated as a resolution passed or act done by the Board, unless expressly otherwise prescribed by the Board or the Statutes for a particular matter or in respect of a particular committee. Resolutions and/or recommendations of these committees which require the approval of the Board shall be brought to the directors’ attention at a reasonable time before the Board’s meeting.

84.
Meetings of committees and proceedings thereat (including the convening of the meetings, the election of the Chairman and the votes) shall be governed by the provisions herein contained for regulating the meetings and proceedings of the Board so far as the same are applicable thereto and unless otherwise determined by the Board, including by an adoption of a charter governing the committee proceedings.

Approval of Certain Transactions with Related Parties

85.
Subject to the Law, a transaction between the Company and an Office Holder, and a transaction between the Company and another entity in which an Office Holder of the Company has a personal interest, which is not an Extraordinary Transaction (as defined by Law), shall be approved by the Board or a committee of the Board or any other entity (who has no personal interest in the transaction) authorized by the Board. Such authorization, as well as the actual approval by the authorized entity, may be for a particular transaction or more generally for specific type of transactions.

Records & Validity of Acts

86.
The resolutions of the Board shall be recorded in the Company’s minutes book, as required under the Law, signed by the Chairman or the chairman of a certain meeting. Such signed minutes shall be deemed prima facie evidence of the meeting and the resolutions resolved therein.

87.
All acts done bona fide by any meeting of the Board or of a committee of the Board or by any person acting as a director, shall, notwithstanding it be afterwards discovered that there was some defect in the appointment of any such director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a director.

Chief Executive Officer

88.	In accordance with Article 68 above, the Board shall appoint one Chief Executive Officer (or more), for such period and upon such terms as the Board deems fit.
89.
The Chief Executive Officer shall have all managing and execution powers within the policies and guidelines set forth by the Board, subject to the provisions of the Law, and shall be under the supervision of the Board. The Chief Executive Officer may delegate any of his powers to his subordinates, subject to the approval of the Board.

INSURANCE, EXCULPATION, AND INDEMNITY

Insurance of Office Holders

90.	The Company may insure the liability of an Office Holder, to the fullest extent permitted under the Statutes.

91.
Without derogating from the aforesaid, the Company may enter into a contract to insure the liability of an Office Holder therein, in whole or in part,  for an obligation or payment to be imposed on such Office Holder in consequence of an act done in his capacity as an Office Holder, in any of the following cases:

91.1.	A breach of the prudence duty vis-a-vis the Company or vis-a-vis another person to the extent such a breach arising out of the negligent conduct of the Office Holder;
91.2.	A breach of the fiduciary duty vis-a-vis the Company, provided that the Office Holder acted in good faith and had a reasonable basis to believe that the act would not harm the Company;
91.3.	A monetary liability imposed on such Office Holder in favor of another person;
91.4.	A monetary liability imposed on such Office Holder in favor of a payment to a breach offended at an Administrative Procedure as set forth in Section 52(54)(a)(1)(a) to the Securities Law;
91.5.
Expenses regarding Administrative Procedure conducted in connection with such Office Holder and/or in connection with a monetary sanction, including reasonable litigation expenses and reasonable attorney’s fees;

91.6.	Any other matter in respect of which it is permitted or will be permitted under the Law to insure the liability of an Office Holder in the Company.

In any case that the Company shall be also entitled to receive insurance compensation under an insurance contract as mentioned in Articles 90 and 91 above, it is hereby agreed that the Officer Holder’s rights to receive insurance compensation under such insurance contract will take precedence upon the Company’s rights to receive insurance compensation.

Indemnity of Office Holders

92.
The Company may indemnify an Office Holder, to the fullest extent permitted under the Statutes. Without derogating from the aforesaid, the Company may indemnify an Office Holder for a liability, payment or expense imposed on such Office Holder or incurred by him in consequence of an act done in his capacity as an Office Holder of the Company, as follows:

92.1.
A monetary liability imposed on such Office Holder or incurred by such Office Holder in favor of another person pursuant to a judgment, including a settlement or an arbitrator’s award which is given the force of a judgment by court order;

92.2.
Reasonable litigation expenses, including reasonable attorney’s fees, incurred by an Office Holder in consequence of an investigation or proceeding filed against such Office Holder by an authority that is competent  to conduct such investigation or proceeding, provided that (i) no indictment was filed against such Office Holder as a result of such investigation or proceeding (as defined in the Companies Law) ; and (ii) no financial liability, in lieu of criminal proceedings (as defined in the Companies Law), was imposed upon such Office Holder as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent or in connection with a monetary sanction.

92.3.	A monetary liability imposed on such Office Holder in favor of a payment to a breach offended at an Administrative Procedure as set forth in Section 52(54)(a)(1)(a) to the Securities Law;
92.4.	Expenses regarding Administrative Procedure conducted regarding such Office Holder, including reasonable litigation expenses, including reasonable attorney’s fees.
92.5.
Reasonable litigation expenses, including attorney’s fees, incurred by an Office Holder or which such Office Holder is ordered to pay by a court, in proceedings filed against such Office Holder by the Company or on its behalf or by another person, or pursuant to a criminal charge of which such Office Holder is acquitted, or a criminal charge pursuant to which such Office Holder is convicted of an offence that does not require proof of criminal intent.

92.6.	Any other obligation or expense in respect of which it is permitted or will be permitted under the Statutes to indemnify an Office Holder.

Advance Indemnity

93.	The Company may give an advance undertaking to indemnify an Office Holder therein in respect of the following matters:

93.1.
Matters as detailed in Article 92.1, provided however, that the undertaking limited to events, which in the opinion of the Board, can be foreseen based on the Company’s activities at the time of granting the obligation to indemnify and is limited to a sum or criteria determined by the Board as reasonable under the circumstances. The indemnification undertaking shall specify such events and sum or criteria.

93.2.	Matters as detailed in Articles 92.2, 92.3, 92.4, 92.5, and 92.6.

Retroactive Indemnity

94.	The Company may indemnify an Office Holder retroactively with respect of the matters as detailed in Article 92, subject to any applicable law.
95.
Exculpation. The Company may exculpate an Office Holder in advance from such Office Holder liability in whole or in part, for damages caused to the Company as a result of a breach of the duty of care vis-a-vis the Company, to the fullest extent permitted under the Statutes. However, the Company may not exculpate a director in advance from his liability toward the Company due to the breach of his duty of care in the event of a Distribution, as defined in the Statutes.

Insurance, Exculpation and Indemnity – General

96.
The above provisions with regard to insurance, exculpation and indemnity are not and shall not limit the Company in any way with regard to its entering into an insurance contract and/or with regard to the grant of indemnity and/or exculpation in connection with a person who is not an Office Holder of the Company, including employees, contractors or consultants of the Company, all subject to any applicable Statute.

97.
Articles 90 through 96 shall apply mutatis mutandis in respect of the grant of insurance, exculpation and/or indemnification for persons serving on behalf of the Company as Office Holders in companies controlled by the Company, or in which the Company has an interest.

98.	The provisions of Articles 90 through 96 shall apply to an Alternate Director as referred to in Article 82.
99.
An undertaking to exculpation and indemnify an Office Holder in the Company as set forth above shall remain in full force and effect even following the termination of such Office Holder’s service with the Company.

APPOINTMENT OF AN AUDITOR

100.
Subject to the Statutes, the Annual Meeting shall appoint an Auditor for a period ending at the next Annual Meeting, or for a longer period, but no longer than until the third Annual Meeting after the meeting at which the Auditor has been appointed. The same Auditor may be re-appointed, subject to the provisions of the Statutes.

The authorities, rights and duties of the Auditor of the Company, shall be regulated by the Law, provided however, that in exercising its authority to determine the remuneration of the Auditor, the Annual Meeting may act (and in the absence of any action in connection therewith shall be deemed to have so acted) to authorize the Board to determine such remuneration subject to such criteria or standards, if any, as may be provided in such resolution of the Annual Meeting, and if no such criteria or standards are so provided, such remuneration shall be determined in an amount commensurate with the volume and nature of the services rendered by such Auditor. The Board shall report the remuneration of the Auditor to the Annual Meeting.

INTERNAL AUDITOR

101.	So long as the Company is a public company, the Board shall appoint an Internal Auditor (as defined in the Law), pursuant to the recommendation of the Audit Committee (as defined in the Law).
102.
The organizational superior of the Internal Auditor shall be the Chairman. The Internal Auditor shall submit a proposed annual or periodic work plan to the Audit Committee, which will approve such plan with changes as it deems fit, at its discretion.

MERGER AND REORGANIZATION

103.
Notwithstanding the provisions of section 327(a) of the Companies Law, the majority required for the approval of a merger by the general meeting or by a class meeting shall be a Simple Majority and otherwise subject to the requirements of sections 314 – 327 of the Companies Law.

SIGNATORIES

104.	Signatory rights on behalf of the Company shall be determined from time to time by the Board.

DISTRIBUTIONS

105.	The Board may decide on a Distribution, subject to the provisions set forth under the Law and these Articles.
106.
The Board will determine the method of payment of any Distribution. The receipt of the person whose name appears on the record date on the Register as the owner of any share, or in the case of joint holders, of any one of such joint holders, shall serve as confirmation with respect to all the payments made in connection with that share and in respect of which the receipt was received. All dividends unclaimed after having been declared may be invested or otherwise used by the Directors for the benefit of the Company until claimed, provided however that the Company shall not be required to accept any claim made following the 7th anniversary of the declaration date, or an earlier date as may be determined by the Board and shareholders shall have no claim or demand against the Company with respect to such unclaimed dividends. No unpaid dividend shall bear interest or accrue linkage differentials.

107.
For the purpose of implementing any resolution concerning any Distribution, the Board may settle, as it deems fit, any difficulty that may arise with respect to the Distribution, including determining the value for the purpose of the said Distribution of certain assets, and deciding that payments in cash shall be made to the Shareholders based on the value so determined, and determining provisions with respect to fractions of shares or with respect to the non-payment of small sums.

REDEEMABLE SECURITIES

108.
The Company shall be entitled to issue redeemable securities which are, or at the option of the Company may be, redeemed on such terms and in such manner as shall be determined by the Board. Redeemable securities shall not constitute part of the Company’s capital, except as provided in the Law.

DONATIONS

109.
The Company may make donations of reasonable amounts of money for purposes which the Board deems to be worthy causes, even if the donations are not made in relation to business considerations to increase the Company’s profits.

NOTICES

110.
Subject to the Statutes, notice or any other document which the Company shall deliver and which it is entitled or required to give pursuant to the provisions of these Articles and/or the Statutes shall be delivered by the Company to any person, in any one of the following manners as the Company may choose: in person, by mail, transmission by fax or by electronic form.

Any notice or other document which shall be sent shall be deemed to have reached its destination on the third (3rd) day after the day of mailing if sent by registered mail or regular mail - if sent in Israel to a destination in Israel, and on the seventh (7th) business day  if sent abroad from Israel and vice versa, or on the first day after delivery: (1) if transmitted by fax or electronic form; or (2) if delivered in person in the boundaries of Israel.

Should it be required to prove delivery, it shall be sufficient to prove that the notice or document sent contains the correct mailing, e-mail, or fax details as registered in the Register or any other address which the Shareholder submitted in writing to the Company as the address and fax or e-mail details for the submission of notices or other documents.

Notwithstanding anything to the contrary contained herein and subject to the provisions of the Statutes, a notice to a Shareholder may be served, as general notice to all Shareholders, in accordance with applicable rules and regulations of any stock market upon which the Company’s shares are listed.

Subject to the Statutes, in cases where it is necessary to give advance notice of a particular number of days or notice which shall remain in effect for a particular period, the day the notice was sent shall be excluded and the scheduled day of the meeting or the last date of the period shall be included in the count.

Subject to the Statutes, the Company shall not be required to send notices to any Shareholder who is not registered in the Register or has not provided the Company with accurate and sufficient mailing details.

111.
Any notice to be given to the Shareholders shall be given, with respect to joint shareholders, to the person whose name appears first in the Register as the holder of the said share, and any notice so given shall be sufficient notice for all holders of the said share.

112.
Any notice or other document served upon or sent to any Shareholder in accordance with these Articles shall, notwithstanding that such shareholder be then deceased or bankrupt, and whether the Company received notice of such shareholder death or bankruptcy or not, be deemed to be duly served or sent in respect of any shares held by such shareholder (either alone or jointly with others) until some other person is registered in such shareholder stead as the holder or joint holder of such shares, and such service or sending shall be a sufficient service or sending on or to such shareholder heirs, executors, administrators or assigns and all other persons (if any) interested in such share.

113.	The accidental omission to give notice to any Shareholder or the non-receipt of any such notice shall not cancel or annul any action made in reliance on the notice.

FORUM FOR ADJUDICATION OF DISPUTES

114.
(a) Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America, shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the U.S. Securities Act of 1933, as amended, including all causes of action asserted against any defendant to such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by the Company, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional or entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. The foregoing provisions of this Article 114 shall not apply to causes of action arising under the U.S. Securities Exchange Act of 1934, as amended.

(b) Unless the Company consents in writing to the selection of an alternative forum, the competent courts in Tel Aviv, Israel shall be the exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s shareholders, or (iii) any action asserting a claim arising pursuant to any provision of the Companies Law or the Securities Law.
(c) Any person or entity purchasing or otherwise acquiring or holding any interest in shares of the Company shall be deemed to have notice of and consented to the provisions of this Article.